[ROCKFORD CORPORATION LOGO]

Executive Contact:                                Investor Relations Contact:
Jim Thomson                                       Victoria Springgay
Chief Financial Officer                           Investor Relations Coordinator
Rockford Corporation                              Rockford Corporation
(480) 967-3565                                    (480) 967-3565


               ROCKFORD CORPORATION ANNOUNCES FISCAL 2002 RESULTS
       TO BEGIN DISTRIBUTION FOR LIGHTNING'S BOLT PRODUCT LINE IN WAL-MART
                  PLANS LAUNCH OF FAST AND FURIOUS 2 PROMOTION

Tempe, Ariz., February 19, 2003/PRNewswire/ -- Rockford Corporation (NASDAQ:ROFO) today reported results for the fourth quarter and full fiscal year ended December 31st, 2002.

Financial highlights of the quarter ended December 31, 2002 include:

- Sales decreased to $33.4 million versus $39.0 million in the year-ago period.

-        Gross margin for the period was 31.0% vs. 33.5% in the year-ago period.

- The fully diluted loss per share was $(0.03), in line with Rockford's pre-announced expectation.

Financial highlights for the full fiscal year include:

-        Sales increased 7.1% to $168.9 million versus $157.8 million in fiscal
         2001.

- Gross margin for the full year was 36.2%, an increase of 210 basis points versus fiscal 2001.

- EBITDA for the full year was up 2.1% to $14.5 million versus $14.2 million in 2001.

-        Earnings per fully diluted share were $0.68 versus $0.70 in fiscal
         2001.

         Gary Suttle, president and chief executive officer of Rockford said, "As we pre-announced, our fourth quarter results were affected by a very sluggish environment for mobile audio products. We believe that retail sales in the car audio aftermarket declined by nearly 15% when compared to the fourth quarter of last year. Despite this difficult environment and its impact on our financial performance during the quarter, we believe we are well positioned for 2003. Our inventory is current and our balance sheet remains strong, despite our use of working capital to complete two acquisitions during the quarter. As we move forward, we are confident that the increased consolidation of retailers in the market will favor larger, well-capitalized companies such as ourselves."


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         Mr. Suttle continued, "Through an expansion of our distribution for the
Bolt sub-brand of Lightning Audio into Wal-Mart, we believe we are building on our strengths and improving our potential for growth and enhanced profitability. Additionally, our involvement in promotions with the upcoming movie Fast and Furious 2 involving retailers such as Best Buy and Pep Boys is expected to heighten consumer awareness of our brands and products. We believe these promotions will reinforce our position as the power behind the leading mobile-audio electronics brands and bring new customers to our brands."

         Net sales for the quarter were $33.4 million. While this represents a decrease of $5.6 million versus the year-ago period, Rockford's ongoing clean-up of the Rockford Fosgate brand's gray market distribution accounted for $12.0 million of reduced sales for the year and $1.3 million of the decline in sales for the fourth quarter.

         Gross margin decreased 250 basis points to 31.0% versus the year-ago level of 33.5%. This was due to a greater incidence of end-of-life discounting versus the prior year.

         EBITDA in the fourth quarter was $370,000 versus $2.6 million in the year-ago quarter. Legal expenses associated with the ongoing patent defense matter discussed in prior press releases were responsible for $250,000 of the increase in SG&A expenses. Rockford continues to believe the suit against it has no merit and plans to continue to defend it vigorously.

         Inventories at the close of the year increased 15.0% to $32.4 million versus $28.2 million at the same time last year. This increase was due to the December 26, 2002 acquisition of the NHT business and the continued market slow down in Rockford's mobile audio business.

         Days' Sales Outstanding increased to 89 days versus 68 days in the year-ago period. This increase was due to a general slowness in payments because of the continued tough environment and some extended dating Rockford granted to dealers.

         Rockford announced today that it is comfortable with an earnings forecast for the year ending December 31, 2003, in the range of $0.76 to $0.78 per fully diluted share. Rockford believes that the increased seasonality of the newly acquired NHT and Simple Devices businesses, as well as anticipated charges associated with internal restructuring and the closing of our Japanese subsidiary, together with slowness in the market, will cause earnings for the first quarter of 2003 to be in the range of $0.05 to $0.07.

         Gary Suttle concluded, "While we continue to be challenged by the current environment, our thoughtful strategy of growth through acquisitions, and our strength and diversity of channels of distribution have positioned the business for long-term growth, success and increased profitability. We are highly pleased with our acquisition of the NHT brand in December as well as the prospects for Simple Devices, MB Quart, and Q-Logic. "

                           ABOUT ROCKFORD CORPORATION

Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile, professional, and home theater audio markets. Rockford's mobile audio products are marketed under the Rockford Fosgate, Lighting Audio, MB Quart and Q-Logic brand names. Rockford's home theater products are marketed under the Fosgate Audionics, MB Quart and NHT brand names. Rockford recently completed an investment in SimpleDevices, which licenses its standards-based SimpleWare,(TM)and SimpleCenter(TM) software to consumer electronics, PC, automotive and network equipment OEMs.


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                      FORWARD-LOOKING STATEMENT DISCLOSURE

In this press release we make forward-looking statements about the future of our industry, anticipated revenues and earnings, our business strategy, and other matters. When considering our forward-looking statements, you should keep in mind that many significant risks could cause our actual results to vary from our current expectations.

Although we saw initial signs of economic recovery during the first half of 2002, that recovery appears to have stalled during the fourth quarter and recent news appears to have created significantly increased uncertainty among investors and consumers. As a result, we are in a period in which consumers may reduce their spending (particularly on large discretionary products such as ours), retailers may seek to reduce their inventories, and our competitors may reduce their prices or otherwise increase the level of competition. We believe that the mobile audio market was strongly affected by some of these factors during the 4th quarter of 2002, resulting in substantial industry-wide reductions in U.S. sales. These or other events could reduce our sales or earnings below our expectations.

For a more detailed discussion of the risks we face, please refer to the risk factors and cautionary statements identified in our filings with the Securities and Exchange Commission, including specifically the risk factors identified in exhibit 99.1 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2001, filed with the SEC on March 29, 2002. The risk factors noted above, the risk factors discussed in our SEC filings, and other factors that we do not currently anticipate, may cause our actual results to differ significantly from those anticipated in our forward-looking statements.


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Rockford Corporation
Consolidated Statements of Operations Data
Fourth Quarter Results
For the Three and Twelve Months Ended December 31, 2002 and December 31, 2001 ($000s omitted except per share amounts)

                                             Three Months Ended      Twelve Months Ended
                                                  December 31,              December 31,
                                               2002       2001         2002       2001
                                               -----      -----          -----       -----
Net sales                                    $33,373    $39,024       $168,918   $157,752
Cost of goods sold                            23,021     25,938        107,747    103,904
                                               =====      =====          =====       =====

Gross profit                                  10,352     13,086         61,171     53,848

Selling, general, and administrative          10,917     11,435         51,102     43,321
                                               -----      -----          -----       -----
Operating income                               (565)      1,651         10,069     10,527

Other expense / (income)                       (332)        130          (602)         93
Interest expense                                 133        183            528        455
                                               -----      -----          -----       -----
Income before income taxes                     (366)      1,338         10,143      9,979

Income tax expense                              (17)        546          3,903      3,756
                                               -----      -----          -----       -----

Net income before Minority Interest           $(349)       $792         $6,240     $6,223
                                               =====      =====          =====       =====

Minority Interest                               (40)          0           (40)          0
                                               -----      -----          -----       -----

Net Income                                    $(309)       $792         $6,280     $6,223
                                               =====      =====          =====       =====

EBITDA                                          $370     $2,617        $14,544    $14,239
                                               =====      =====          =====       =====

Net income per share:
  Basic                                       $-0.04      $0.10          $0.74      $0.77
                                               =====      =====          =====       =====
  Diluted                                     $-0.03      $0.09          $0.68      $0.70
                                               =====      =====          =====       =====
Shares used to calculate net income per share:

  Basic                                        8,712      8,174          8,540       8,109
                                               =====      =====          =====       =====
  Diluted                                      9,117      8,935          9,301       8,913
                                               =====      =====          =====       =====


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Rockford Corporation
Consolidated Balance Sheets
At December 31, 2002 and December 31, 2001
($000s)

                                                         December 31,    December 31,
                                                            2002           2001
ASSETS

Current assets:
    Cash                                                   $    304     $  2,411
    Accounts receivable, net                                 32,890       28,036
    Inventories, net                                         32,445       28,165
    Prepaid expenses and other current assets                11,399        9,745
                                                           ========     ========
      Total current assets                                   77,038       68,357

Property and equipment, net                                  12,677        9,976
Goodwill, net                                                 6,890        6,303
Other long term assets                                        4,585        1,318

      Total assets                                         $101,190     $ 85,954
                                                           ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts payable                                        $ 10,753     $  9,089
   Notes payable and current portion of long term debt        1,253          879
   Accrued warranty                                           4,595        4,815
   Other accrued liabilities                                  8,083        7,661
                                                           ========     ========
      Total current liabilities                              24,684       22,444

Long term debt and other liabilities                         10,027       10,553
                                                           --------     --------
Minority Interest                                               933            0

Stockholders' equity:
   Common stock                                                  87           82
   Additional paid-in-capital                                35,131       30,341
   Retained Earnings                                         29,198       22,918
   Accumulated other comprehensive income /
(expense)                                                     1,130         (384)
                                                           --------     --------
      Total stockholders' equity                             65,546       52,957
                                                           --------     --------

      Total liabilities and stockholders' equity           $101,190     $ 85,954
                                                           ========     ========